EXHIBIT 23.1


                        CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Dental/Medical Diagnostics Systems, Inc. on Form S-3 of our report dated February 5, 1999, except for subsequent events described in Note 19 as which the date is March 18, 1999, on our audits of the consolidated financial statements of Dental/Medical Diagnostics Systems, Inc. as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the ten month period ended December 31, 1996, which report is included in the Company's Annual Report of Form 10-KSB for the fiscal year ended December 31, 1998. We also consent to the reference to our firm under the caption "Experts."


/s/ PricewaterhouseCoopers LLP


Woodland Hills, California
July 23, 1999